Exhibit 99.1
PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:       Everett V. Pizzuti, CEO                                                                                                                                         May 15, 2012
       Joseph P. O’Connell, CFO
       Astro-Med, Inc.
       Tel: 800-343-4039

Astro-Med, Inc. Reports First Quarter Fiscal 2013 Financial Results;
Directors Declare Regular Cash Dividend

WEST WARWICK, RI, May 15, 2012 -- Astro-Med, Inc. (NASDAQ:ALOT) reports Net Income of $837,000, equal to $0.11 per diluted share, on sales of $18,425,000 for the First Quarter ended April 28, 2012. During the comparable period of the prior year, the Company reported a Net Income of $431,000, equal to $0.06 per diluted share, on sales of $18,860,000.  Net Income in the First Quarter includes a tax benefit of $285,000 or $0.04 per diluted share, due to a favorable resolution of a previously uncertain tax position.  Unfavorable foreign currency exchange rates reduced First Quarter sales revenue by $209,000.

CEO’s Commentary

Everett V. Pizzuti, President and CEO stated:  “We are coming off a record year in Orders Received and Sales Revenue at Astro-Med, where orders and sales averaged above $19 million quarterly. I am pleased to report First Quarter orders received have maintained that rate with new customer orders reaching $19,468,000. This level of demand was achieved notwithstanding the Company’s divesture of the North Carolina label business in January where annual sales were approximately $4,000,000. This volume in new orders allowed our backlog to increase by 15.2% from the prior year-end.

“We are pleased with the improvement in the Company’s Operating Income during the Quarter and with the progress being made toward achieving our corporate objective of a 10% Operating Margin.

“Sales in the Quarter were mixed, with strong performance from most of the Company’s product groups. We experienced continued growth from the Test & Measurement (T&M) Product Group where sales rose approximately 6.0% to $4 million, with healthy contributions from our Ruggedized products. QuickLabel Systems (QuickLabel) digital color label printers and barcode label printers and related consumables achieved over $10 million in sales in the Quarter and exceeded the prior year’s restated sales volume (excluding the divested label business) by approximately 6.5%. Growth was evident in both the QuickLabel printer and consumables product lines.

“Sales from the Grass Technologies (Grass) Product Group were $4 million in the Quarter. This sales volume was lower than the previous year’s Grass sales by approximately 5.7%, as certain hospital orders were delayed until the Second Quarter.

“The Company’s Balance Sheet remains solid with Cash and Marketable Securities at $23 million; Working Capital turnover at 47 Days Sales Outstanding in Accounts Receivable and 113 Days on Hand for Inventories; Capital Expenditures were $191,000 in the Quarter and we paid our Shareholders $520,000 in cash dividends at $0.07 per share for the 83rd consecutive Quarter.

“We are optimistic that FY2013 will be another strong year for Astro-Med. As mentioned during the year-end conference call, we are in the process of introducing new products in each of the Company’s product groups including a new QuickLabel color label printer, the Astro-Med Toughwriter® 5 Ruggedized cockpit printer, the Astro-Med Dash® MX Recorder and the Grass Technologies Beehive™ Portable Video EEG & Monitoring  system.  Each product will have a positive impact on the growth of this year’s revenues.

“We are also committed to continue driving the Company’s initiatives aimed at lowering our breakeven and thus enhancing Astro-Med’s level of profitability. We will provide guidance of the Company’s Sales and Net Income expectations for FY2013 during Wednesday’s Conference Call.”

Directors Declare Regular Quarterly Dividend

On May 15, 2012, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on July 2, 2012 to shareholders of record on June 15, 2012.

Conference Call to be Held Wednesday, May 16th at 11:00 am Eastern Time

The First Quarter conference call will be held on Wednesday, May 16, 2012, at 11:00 am EDT.  It will be broadcast via Internet web cast through the Investing section of our website. We invite you to log on and listen in real time on May 16th, or to participate in the conference call by dialing 800-762-8779 with passcode 4536401.  Following the live broadcast, an audio webcast of the call will be available for ten days at www.Astro-MedInc.com.  A conference call replay will also be available for ten days by dialing 800-406-7325 with passcode 4536401.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

ASTRO-MED, INC.

Condensed Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three Months Ended April 28, 2012	Three Months Ended April 30, 2011
Net Sales	$18,425	$18,860

Gross Profit	7,371	7,501
	40.0%	39.8%
Operating Expenses:
Selling and Marketing	4,244	4,565
General and Administrative	1,037	911
Research & Development	1,203	1,468
	6,484	6,944

Operating Income	887	557
	4.8%	3.0%

Other, Net	(14)	150

Income Before Taxes	873	707

Income Tax Provision	36	276

Net Income	$837	$431

Net Income Per Share – Basic	$0.11	$.06
Net Income Per Share – Diluted	$0.11	$.06

Weighted Average Number of Common Shares - Basic	7,425	7,267
Weighted Average Number of Common Shares - Diluted	7,487	7,416
Dividends Declared Per Common Share	$0.07	$0.07

 Selected Balance Sheet Data
In Thousands

	As of April 28, 2012	As of January 31, 2012
Cash & Marketable Securities	$23,148	$23,040

Current Assets	$51,464	$52,478

Total Assets	$65,915	$67,062

Current Liabilities	$7,198	$8,272

Shareholders’ Equity	$56,092	$55,663

Safe Harbor Statement
This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2012 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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